Exhibit 3.1

Final Version

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION

OF

HUIZE HOLDING LIMITED

(As adopted by special resolutions passed on June 6, 2019)

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

HUIZE HOLDING LIMITED

(As adopted by special resolutions passed on June 6, 2019)

1.	The name of the Company is Huize Holding Limited.

2.

The registered office of the Company shall be at the offices of Amicorp Cayman Fiduciary Limited, 2nd Floor, The Grand Pavilion Commercial Centre, 802 West Bay Road P.O. Box 10655, Grand Cayman KY1-1006, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and shall have full power and authority to carry out any object not prohibited by the Companies Law (2018 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.

The authorised share capital of the Company is US$50,000 consisting of 5,000,000,000 shares with a par value of US$0.00001 each, comprising of: (i) 4,549,953,780 Common Shares with a par value of US$0.00001 each, (ii) 450,046,220 Preferred Shares with a par value of US$0.00001 each, of which 204,022,000 are designated as Series A Preferred Shares with a par value of US$0.00001 each, 185,512,580 are designated as Series B Preferred Shares with a par value of US$0.00001 each, 43,937,180 are designated as Series B+ Preferred Shares with a par value of US$0.00001 each, and 16,574,460 are designated as Series B++ Preferred Shares with a par value of US$0.00001 each, all of which with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	The Company may amend this Memorandum of Association by a resolution of Members in accordance with the relevant provisions of the Articles of Association.

8.	Capitalised terms that are not defined herein shall bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

HUIZE HOLDING LIMITED

(As adopted by special resolutions passed on June 6, 2019)

1.	Interpretations

(a)	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Equity Securities”	shall bear the meaning as ascribed to it in Article 17(e).

“Articles”	means these Articles of Association as originally framed or as from time to time altered by Special Resolution.

“as adjusted”	means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalisation or similar arrangement.

“Auditors”	means the Persons for the time being performing the duties of auditors of the Company.

“Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Board of Directors” or “Board”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorised by law to be closed in the PRC, the United States, Hong Kong, or the Cayman Islands.

“Chairman”	means the chairman of the Board of Directors, or the chairman temporarily appointed at each of the general meetings of Members.

“Charter Document”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Common Share”	means the common shares in the capital of the Company with a par value of US$0.00001 per share having the rights set out in these Articles.

“Common Share Equivalents”	means any rights, options, or warrants to purchase or exercisable for Common Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares and Series B++ Preferred Shares.

“Company”	means Huize Holding Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlling,” “controlling,” “Controlled” and “controlled” have meanings correlative to the foregoing.

“Conversion Price”	means, collectively, the Series A Conversion Price, Series B Conversion Price, Series B+ Conversion Price and Series B++ Conversion Price.

“Convertible Securities”	shall bear the meaning as ascribed to it in Article 17(e).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the members of the Board of Directors of the Company and shall include an alternate Director.

“dispose”	means to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “disposal” shall be construed accordingly.

“Domestic Company”	means Shenzhen Huiye Tianze Investment Holding Co., Ltd. (深圳市慧业天择投资控股有限公司), a limited liability company duly incorporated under the Laws of the PRC.

“Equity Securities”	means any Common Shares or Common Share Equivalents of the Company.

“ESOP”	means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind which is established or adopted by the Company, whether written or oral, and whether or not required by applicable laws.

“Excluded Registration”	means (i) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to an equity incentive, share option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (as defined in the Shareholders Agreement); or (iv) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

“Founder”	means Ma Cunjun (马存军), a PRC citizen.

“Founder Holdco”	means Huidz Holding Limited, a company incorporated under the laws of the British Virgin Islands. The Founder indirectly owns 100% interest in the Founder Holdco.

“Group Companies”	means the Company and its Subsidiaries.

“Investor Directors”	shall bear the meaning as ascribed to it in Article 77.

“IPO”	means the Company’s first bona fide firm commitment underwritten public offering of Common Shares which is approved in accordance with the terms of the Shareholders Agreement and these Articles and in which the underwriting is lead managed by an internationally recognized investment banking firm and the Common Shares are listed on The NASDAQ Stock Market, the New York Stock Exchange, the Hong Kong Stock Exchange, or such other internationally recognized stock exchange as mutually agreed upon by a majority of the holders of the then issued and outstanding Preferred Shares, other than an Excluded Registration.

“Irrevocable Proxy”	shall bear the meaning as ascribed to it in Article 74(a).

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum”	means the memorandum of association of the Company in force and effect, as amended and restated from time to time.

“month”	means calendar month.

“Options”	shall bear the meaning as ascribed to it in Article 17(e).

“Ordinary Directors”	shall bear the meaning as ascribed to it in Article 77.

“Ordinary Resolution”	a resolution of Members passed either (i) as a written resolution signed by the Members holding shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorise or take such action at a general meeting at which all shares entitled to vote thereon were present and voted (or, being companies, signed by their duly authorised representative); provided that a copy of such written resolution has been duly delivered to all Members entitled to vote thereon, or (ii) at a general meeting duly convened in accordance with these Articles by a simple majority of the votes of such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy.

“paid-up”	means paid-up and/or credited as paid-up.

“Person” or “person”	means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC”	means the People’s Republic of China and for purposes of the Memorandum and these Articles, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“Preferred Shareholders”	means any holder of Preferred Shares.

“Preferred Shares”	means Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares and Series B++ Preferred Shares.

“Qualified IPO”	means an IPO which has an offering price per share that results in a valuation of the Company at no less than US$290 million on a fully-diluted basis immediately prior to the closing of the IPO and that results in gross proceeds of at least US$58 million.

“Redemption Closing Date”	shall bear the meaning as ascribed to it in Article 11(c).

“Redemption Notice”	shall bear the meaning as ascribed to it in Article 11(c).

“Redemption Notice Date”	shall bear the meaning as ascribed to it in Article 11(c).

“Redemption Price”	means the amounts payable in respect of (i) the Series A Preferred Shares pursuant to Article 11(d), (ii) the Series B Preferred Shares pursuant to Article 11(e), (iii) the Series B+ Preferred Shares pursuant to Article 11(f) and (iv) the Series B++ Preferred Shares pursuant to Article 11(g).

“Redeeming Series A Shareholder”	shall bear the meaning as ascribed to it in Article 11(d).

“Redeeming Series B Shareholder”	shall bear the meaning as ascribed to it in Article 11(e).

“Redeeming Series B+ Shareholder”	shall bear the meaning as ascribed to it in Article 11(f).

“Redeeming Series B++ Shareholder”	shall bear the meaning as ascribed to it in Article 11(g).

“Relevant Shares”	shall bear the meaning as ascribed to it in Article 74(a).

“Register of Members”	means the register maintained in accordance with the Statute.

“registered office”	means the registered office for the time being of the Company.

“Required Consenters”	shall bear the meaning as ascribed to it in Article 46.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the United States Securities and Exchange Commission.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a)(i).

“Series A Preferred Shares”	means the Series A Preferred Shares of the Company with a par value of US$0.00001 per share, having the rights set out in these Articles.

“Series A Purchase Price”	means US$0.0447 per Series A Preferred Share, as adjusted.

“Series B Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a)(ii).

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company with a par value of US$0.00001 per share, having the rights set out in these Articles.

“Series B Purchase Price”	means RMB1.078 per Series B Preferred Share, as adjusted.

“Series B+ Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a)(iii).

“Series B+ Preferred Shares”	means the Series B+ Preferred Shares of the Company with a par value of US$0.00001 per share, having the rights set out in these Articles.

“Series B+ Purchase Price”	means RMB1.4225 per Series B+ Preferred Share, as adjusted.

“Series B++ Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a)(iv).

“Series B++ Preferred Shares”	means the Series B++ Preferred Shares of the Company with a par value of US$0.00001 per share, having the rights set out in these Articles.

“Series B++ Purchase Price”	means RMB1.4795 per Series B++ Preferred Share, as adjusted.

“share”	means any Common Share and/or Preferred Share as the context may require, including a fraction of a share.

“Shareholders Agreement”	means the Shareholders Agreement entered into by and among the Company and the holders of Common Shares and the holders of the Preferred Shares as of the date hereof, as amended from time to time.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law of the Cayman Islands, as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” or “subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Trade Sale”	means (a) any sale, lease, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Group Companies, taken as a whole; (b) any transfer or an exclusive licensing, in a single transaction or series of related transactions, of all or substantially all of the intellectual property of the Group Company, taken as a whole; (c) any sale, transfer or issuance of Equity Securities by the Company or the holders of Equity Securities that results in the (i) inability of the holders of Equity Securities immediately prior to such sale, transfer or issuance to designate or elect a majority of the Board of Directors of the Company or (ii) the failure of the holders of Equity Securities immediately prior to such sale, transfer or issuance to hold at least 50% of the Equity Securities or voting power of the Company; or (d) any merger, consolidation, recapitalization or reorganization of the Company with or into another Person (whether or not the Company is the surviving company) that results in (i) the inability of the holders of Equity Securities immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company or (ii) the failure of the holders of Equity Securities immediately prior to such merger, consolidation, recapitalization or reorganization to hold at least 50% of the Equity Securities or voting power of the Company.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

(b)	In these Articles:

(i)	words importing the singular number include the plural number and vice versa;

(ii)	words importing the masculine gender include the feminine gender;

(iii)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

(iv)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(v)

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(vi)	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

(vii)	the term “or” is not exclusive;

(viii)	the term “including” will be deemed to be followed by, “but not limited to”;

(ix)	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

(x)	the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

(xi)

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(xii)	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

(xiii)

all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

(xiv)	headings are inserted for reference only and shall be ignored in construing these Articles.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.

Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

Each certificate representing the Common Shares shall bear legends substantially in the following form (in addition to any legend required under the laws of the Cayman Islands):

The shares represented by this certificate are subject to certain restrictions on transfer as set forth in the applicable shareholders agreement of the Company.

5.

Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost, stolen or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in that behalf in the Memorandum and these Articles and to any direction that may be given by the Company in a general meeting, the right of participation under the Shareholders Agreement, and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper; provided that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, bearer warrants, bearer coupons or bearer certificates.

7.

The Company shall maintain a register of its Members and every person whose name is entered as a Member in the Register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.

The Directors may not decline to register any transfer of shares unless such registration of transfer would be contrary to any provisions in the Memorandum, other provisions of these Articles, the Statute, or any other agreement binding on the Company (including the Shareholders Agreement), or such refusal to register the transfer is with reasonable cause. The Directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which the Company has a lien. If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within five (5) Business Days after receipt of a request for such transfer, providing a detailed explanation of the reason therefor.

10.

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided that such registration shall not be suspended for more than forty-five (45) days in any year.

REDEMPTION AND PURCHASE OF SHARES

11. (a)

Subject to the provisions of the Statute, these Articles, and the Memorandum, the Company may issue shares that are to be redeemed on such terms and in such manner as the Board, before the issue of the shares, may determine pursuant to Article 75.

(b)

Subject to the provisions of the Statute, these Articles, and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has been authorized by the Board pursuant to Article 75, and may make payment therefor in any manner authorised by the Statute, including out of capital.

(c)

In the event that the Company fails to consummate a Qualified IPO or a Trade Sale prior to December 31, 2020, each Preferred Shareholder shall have the right to require the Company to redeem any or all of the Preferred Shares held by such Preferred Shareholder. Each Preferred Shareholder who plans to request for redemption shall deliver to the Company a written notice (the “Redemption Notice”) stating its election to exercise its redemption right under this Article 11(c) and the number and class of Preferred Shares to be redeemed (the date of receipt of such Redemption Notice being the “Redemption Notice Date”). Upon receipt of such Redemption Notice, the Company shall promptly give a written notice of the redemption request to each of the non-requesting Preferred Shareholders stating the existence of such request, the redemption price, the redemption closing date, and the mechanics of redemption. Each relevant non-requesting Preferred Shareholder may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate redemption notice to the Company within fifteen (15) days of the receipt of the Redemption Notice stating its election to exercise its redemption rights under this Article 11(c) and the number and class of Preferred Shares to be redeemed. Each redemption pursuant to this Article 11(c) shall have its closing on the same date being a date no less than twelve (12) months of the Redemption Notice Date (the “Redemption Closing Date”).

(d)

For each holder of Series A Preferred Share requesting to redeem pursuant to Article 11(c) (the “Redeeming Series A Shareholder”), the Redemption Price applicable to each Redeeming Series A Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series A Shareholder with an interest rate equal to ten percent (10%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from the date on which the Domestic Company received payment of investment funds from the onshore Affiliate of such Redeeming Series A Shareholder (provided that the commencement date applicable to Kunlun Technology Limited and CDF Capital Insurtech Limited shall be April 11, 2019) and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series A Preferred Shares held by such Redeeming Series A Shareholder.

Holders of Series A Preferred Shares	Amount of Investment Funds
SAIF IV Healthcare (BVI) Limited	US$	9,112,380
Kunlun Technology Limited	RMB	848,000
CDF Capital Insurtech Limited	RMB	8,480,000

(e)

For each holder of Series B Preferred Shares requesting to redeem pursuant to Article 11(c) (the “Redeeming Series B Shareholder”), the Redemption Price applicable to each Redeeming Series B Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series B Shareholder with an interest rate equal to eight percent (8%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from the date on which the Domestic Company received payment of investment funds from the onshore Affiliate of such Redeeming Series B Shareholder and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series B Preferred Shares held by such Redeeming Series B Shareholder.

Holders of Series B Preferred Shares	Amount of Investment Funds
Wande Weirong Limited	RMB	100,000,000
CDF Capital Insurtech Limited	RMB	60,000,000
Kunlun Technology Limited	RMB	40,000,000

(f)

For each holder of Series B+ Preferred Shares requesting to redeem pursuant to Article 11(c) (the “Redeeming Series B+ Shareholder”), the Redemption Price applicable to each Redeeming Series B+ Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series B+ Shareholder with an interest rate equal to eight percent (8%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from the date on which the Domestic Company received payment of investment funds from the onshore Affiliate of such Redeeming Series B+ Shareholder and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series B+ Preferred Shares held by such Redeeming Series B+ Shareholder.

Holder of Series B+ Preferred Shares	Amount of Investment Funds
Tian Jin Kun Zhi Enterprise Management Company Limited	RMB	62,500,000

(g)

For each holder of Series B++ Preferred Shares requesting to redeem pursuant to Article 11(c) (the “Redeeming Series B++ Shareholder”), the Redemption Price applicable to each Redeeming Series B++ Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series B++ Shareholder with an interest rate equal to ten percent (10%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from April 15, 2019 and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series B++ Preferred Shares held by such Redeeming Series B++ Shareholder.

Holders of Series B++ Preferred Shares	Amount of Investment Funds
Kunlun Technology Limited	RMB	3,000,000
CDF Capital Insurtech Limited	RMB	21,520,000

(h)

The Company shall apply legally available funds to pay the full amount of the aggregate Redemption Price in respect of each Preferred Shareholder requesting to be redeemed in the following order: Redeeming Series B++ Shareholders, Redeeming Series B+ Shareholders, Redeeming Series B Shareholders, and Redeeming Series A Shareholders. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series B++ Shareholders, the funds shall be paid among the Redeeming Series B++ Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series B++ Shareholder would otherwise be entitle thereon. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series B+ Shareholders, the funds shall be paid among the Redeeming Series B+ Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series B+ Shareholder would otherwise be entitle thereon. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series B Shareholders, the funds shall be paid among the Redeeming Series B Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series B Shareholder would otherwise be entitle thereon. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series A Shareholders, the funds shall be paid among the Redeeming Series A Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series A Shareholder would otherwise be entitle thereon. Any Preferred Shares not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided in these Articles. As soon as the Company has legally available funds for the redemption of the Preferred Shares, such funds will immediately be used to redeem the balance of the Preferred Shares which the Company has become obliged to redeem on the Redemption Closing Date but not yet been redeemed.

(i)

Upon the Redemption Closing Date, each redeeming holder of Preferred Shares shall surrender its certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and immediately thereupon on the same date such Redemption Price shall be paid to the order of the Person whose name appears on the Register of Members as the owner of such Preferred Shares and each such certificate shall be cancelled. In the event less than all the Preferred Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Preferred Shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the holders thereof, except the right to receive the respective Redemption Price thereof, shall cease and terminate.

(j)

If the Company fails to consummate the redemption or the Company is prohibited from redeeming the Preferred Shares according to applicable Laws, the Founder shall be jointly and severally liable for the Company’s obligation to pay the Redemption Price to the redeeming holders of Preferred Shares. If the Company or the Founder fails to consummate the redemption within twelve (12) months of the Redemption Notice Date, holders of at least a majority of the issued and outstanding Preferred Shares shall have the right to request that the Company to effect a Trade Sale based on the principle of price priority, the holders of Common Shares and holders of the remaining Preferred Shares shall vote (in person, by proxy or by action by written consent, as applicable) all Equity Securities of the Company held by it in favor of such Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Trade Sale.

(k)

The Company shall and shall cause the Group Companies to use their respective commercially reasonable efforts to ensure that the rights of the Preferred Shareholders under this Article 11 are effective and that the Preferred Shareholders enjoy the benefits hereunder, in each case, to the extent permitted by applicable Laws. The Company shall and shall cause the Group Companies to use their respective commercially reasonable efforts to execute such further instruments and take such further actions as may be reasonably requested by the Preferred Shareholders in order to carry out the intent of this Article 11 and to protect the rights of the redeeming Preferred Shareholders under this Article 11 against impairment.

(l)

Notwithstanding the foregoing, the right of a Preferred Shareholder to request redemption in accordance with these Articles shall be suspended upon the Company’s submission of a draft registration statement to the applicable stock exchange for a Qualified IPO and terminate upon the consummation of such Qualified IPO; provided that if the Company fails to consummate such Qualified IPO or does not complete such Qualified IPO within twelve (12) months after the submission with the applicable stock exchange, the right to request redemption in accordance with these Articles shall automatically be reinstated until and unless the Company makes another submission of a draft registration statement to the applicable stock exchange for a Qualified IPO. The right of a Preferred Shareholder to request redemption in accordance with these Articles shall also terminate upon the consummation of a Trade Sale.

VARIATION OF RIGHTS OF SHARES

12.

Unless otherwise expressly provided in these Articles or the Shareholders Agreement, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders representing at least two-thirds (2/3) of the issued and outstanding Shares (calculated on an as-converted basis) of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class; provided that if the rights of any holder of shares are varied in a manner that is disproportionate to the manner in which other holders of the shares of that class are affected, such variation shall require the prior written consent of such affected holder of shares.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of such class or series of shares except that the necessary quorum shall be one person holding or representing by proxy at least half of the issued shares of that class or series and any holder of shares of the class or series present in person or by proxy may demand a poll.

13.

The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.

The Company may insofar as the Statute from time to time permits (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fee as may be lawful and commercially reasonable.

NON-RECOGNITION OF TRUSTS

15.

No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CONVERSION OF PREFERRED SHARES

16.	The holders of Preferred Shares shall have the conversion rights as follows:

(a)	Right to Convert.

(i)

Each fully paid and non-assessable Series A Preferred Share shall be convertible, at the option of the holder of the Series A Preferred Shares, at any time after the date of issuance of such Series A Preferred Share, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Series A Purchase Price by the conversion ratio applicable to such Series A Preferred Share (the “Series A Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion of such Series A Preferred Shares. The initial Series A Conversion Price shall be equal to the Series A Purchase Price, and shall be adjusted from time to time as provided below. For the avoidance of doubt, the initial conversion ratio for Series A Preferred Shares to Common Shares shall be 1:1.

(ii)

Each fully paid and non-assessable Series B Preferred Share shall be convertible, at the option of the holder of the Series B Preferred Shares, at any time after the date of issuance of such Series B Preferred Share, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Series B Purchase Price by the conversion ratio applicable to such Series B Preferred Share (the “Series B Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price shall be equal to the Series B Purchase Price, and shall be adjusted from time to time as provided below. For the avoidance of doubt, the initial conversion ratio for Series B Preferred Shares to Common Shares shall be 1:1.

(iii)

Each fully paid and non-assessable Series B+ Preferred Share shall be convertible, at the option of the holder of the Series B+ Preferred Shares, at any time after the date of issuance of such Series B+ Preferred Share, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Series B+ Purchase Price by the conversion ratio applicable to such Series B+ Preferred Share (the “Series B+ Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B+ Conversion Price shall be equal to the Series B+ Purchase Price, and shall be adjusted from time to time as provided below. For the avoidance of doubt, the initial conversion ratio for Series B+ Preferred Shares to Common Shares shall be 1:1.

(iv)

Each fully paid and non-assessable Series B++ Preferred Share shall be convertible, at the option of the holder of the Series B++ Preferred Shares, at any time after the date of issuance of such Series B++ Preferred Share, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Series B++ Purchase Price by the conversion ratio applicable to such Series B++ Preferred Share (the “Series B++ Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B++ Conversion Price shall be equal to the Series B++ Purchase Price, and shall be adjusted from time to time as provided below. For the avoidance of doubt, the initial conversion ratio for Series B++ Preferred Shares to Common Shares shall be 1:1.

(b)	Automatic Conversion.

Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company, each fully paid and non-assessable Preferred Share shall be converted into Common Shares at the then effective Conversion Price, as applicable, upon the closing of a Qualified IPO. Any conversion pursuant to this Article 16(b) shall be referred to as an “Automatic Conversion”.

On and after the date of an Automatic Conversion, notwithstanding that any certificates for the Preferred Shares shall not have been surrendered for conversion, the Preferred Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Common Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Common Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on the Preferred Shares prior to such conversion date.

(c)	Mechanics of Conversion. The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(i)

Except as provided in Articles 16(c)(ii) and 16(c)(iii) below, before any holder of any Preferred Shares shall be entitled to convert the same into Common Shares, such holder shall surrender the certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates (if applicable) for the number of Common Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(ii)

If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Common Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(iii)

Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 16(c). Such notice shall be given pursuant to Articles 127 through 131 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Common Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), to receive certificates (if applicable) for the number of Common Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been returned and cancelled and the Preferred Shares represented thereby converted into Common Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(iv)

The Company shall give effect to any conversion pursuant to these Articles by any of the following methods (or a combination thereof) and in all such cases the form, manner, timing and execution of the conversion shall, subject to these Articles, occur as set out below: (i) by the repurchase or redemption of the converting shares and, in consideration, the issue of the appropriate number of shares of the class into which such shares are to be converted. The Board of Directors has the authority (notwithstanding any other provision of these Articles to the contrary) to effect such repurchase or redemption and issue of shares in such manner as it considers appropriate and, in particular, may ascribe such value as it considers appropriate by way of determination of the repurchase or redemption price and purchase price. Shares which are repurchased or redeemed pursuant to this Article are cancelled as a matter of law and shall not be re-issued as shares carrying a conversion right; and (ii) by such other method as may be permitted by law from time to time as the Directors consider to be in the best interests of the Company.

(v)

No fractional Common Shares shall be issued upon conversion of the Preferred Shares. All Common Shares (including any fractions thereof) issuable upon conversion of the Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price, as applicable.

(vi)

Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Common Shares as equal to the value of such cash amount divided by the applicable conversion price, at the option of the holders of the applicable Preferred Shares.

17.	Adjustments to Conversion Price.

(a)

Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Common Shares, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Common Shares into a smaller number of shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective. Except to the limited extent in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Conversion Price pursuant to this Article 17 shall have the effect of increasing the Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment, as applicable.

(b)

Adjustment for Common Share Dividends and Other Distributions. If the Company makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) dividends or other distributions to the holders of Common Shares payable in additional Common Shares, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(c)

Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) dividends or other distributions payable in securities of the Company other than Common Shares or Common Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Shares thereafter, the holder thereof shall receive, in addition to the number of Common Shares issuable thereon, the amount of securities of the Company which the holder of such shares would have received had such Preferred Shares been converted into Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d)

Reorganisations, Mergers, Consolidations, Reclassifications, Exchange or Substitutions. If at any time, or from time to time, any capital reorganisation or reclassification of the Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person, then in any such event, provision shall be made so that, upon conversion of any Preferred Shares thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received had such Preferred Shares been converted into Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(e)

Sale of Shares below the Conversion Price. In the event the Company shall at any time after the date hereof and prior to the closing of the Qualified IPO or a Trade Sale, issue Additional Equity Securities, without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Shares in effect immediately prior to such issue, the Company or the actual controlling person of the Company shall, to the extent permitted by applicable laws, provide sufficient compensation to holders of the applicable Preferred Shares in an effective and timely manner, such as new share issuance, transfer of shares and cash payment, such that the Conversion Price applicable to such series of Preferred Shares shall not exceed the consideration per share for the issuance of Additional Equity Securities.

For purposes of this Article 17, (x) “Additional Equity Securities” shall mean all Common Shares issued by the Company other than Common Shares issued or issuable at any time (I) to officers, directors, employees and consultants of the Company pursuant to the ESOP or pursuant to an amendment thereof as the Company may from time to time increase the number in the reserved shares thereunder, provided that such amendment is approved by the Board of Directors; (II) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalisations or similar events or as a dividend or other distribution with respect to the Preferred Shares; (III) upon conversion of the Preferred Shares or upon conversion or exercise of any outstanding warrants, rights, or options outstanding as of the date hereof; and (IV) in connection with a Qualified IPO; (y) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities; and (z) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into, exercisable or exchangeable for Common Shares, excluding Options.

(f)	Notwithstanding any other provisions in these Articles, the Conversion Price with respect to any Preferred Share shall not in any circumstances fall below the par value of the Common Shares.

18.

No Impairment. The Company will not, by amendment of the Memorandum or these Articles or through any reorganisation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Articles 16 and 17 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

19.

Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price applicable to a series of Preferred Shares pursuant to Article 17, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Preferred Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Shares.

GENERAL CONVERSION PROVISIONS

20.	Notices of Record Date. In the event that the Company shall propose at any time:

(a)

to declare any dividend or other distribution upon its Common Shares or other class or series of shares, whether in cash, property, stock, or other securities, and whether or not a regular cash dividend;

(b)	to offer for subscription pro rata to the holders of any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalisation of its Common Shares outstanding involving a change in the Common Shares; or

(d)

to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the capital stock of the Company, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to the holders of Preferred Shares:

(a)

at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such dividend, other distribution, or subscription rights (and specifying the date on which the holders of Common Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Articles 20(c) and 20(d); and

(b)

in the case of the matters referred to in Articles 20(c) and 20(d), at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered in accordance with Articles 127 through 131.

21.

Payment of Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto; provided that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

22.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorised but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorised but unissued Common Shares to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Members’ approval of any necessary amendment to the Memorandum and these Articles.

LIEN ON SHARES

23.

The Company shall have a first and paramount lien and charge on all shares (not being a fully paid-up share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

24.

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days (14) after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of the death or bankruptcy of such registered holder or holder.

25.

To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

26.

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

27. (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

28.

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

29.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

30.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

31. (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in a general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

32. (a)

If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

33.

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

34.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or other disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or other disposal of the share.

35.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

36.

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

37.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

38. (a)

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

39.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within 90 days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF

REGISTERED OFFICE & ALTERATION OF CAPITAL

40. (a)

Subject to and insofar as permitted by the provisions of the Statute and these Articles, in particular Articles 75 and 76, the Company may from time to time by Special Resolution alter or amend the Memorandum otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in a general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them, divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum; or

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

41.

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 15 days. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

42.

In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 15 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

43.

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

44.

All general meetings other than an annual general meeting shall be called extraordinary general meetings. The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

45. (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the aforesaid requisitionists may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

46.

At least ten (10) days’ notice shall be given by the Board of Directors of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a shareholder in the register of members of the Company and are entitled to vote at the meeting, unless short notice is consented to either before or at such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of votes required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company; provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been duly given and whether or not the provisions of Article 45 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

47.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

48.

A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of more than fifty percent (50%) of the then issued and outstanding Common Shares (calculated on an as-converted basis), provided that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

49.

Unless otherwise provided by contract, a resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

(a)

in the case of a Special Resolution, it is signed by all Members for the time being entitled to receive notice of, and to attend and vote at, general meetings (or, being companies signed by their duly authorised representatives); or

(b)

in the case of an Ordinary Resolution, it is signed by the Members for the time being holding shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorise or take such action at a general meeting at which all shares entitled to vote thereon were present and voted (or being corporations, signed by their duly authorised representatives); provided that a copy of such written resolution has been duly delivered to all Members entitled to vote thereon.

50.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place seven (7) Business Days later or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within forty-five (45) minutes from the time appointed for the meeting, the Members present shall be a quorum. Other than the business as outlined in the notice to Members, no other business shall be determined at the adjourned meeting.

51.

At any general meeting of the Company, Members entitled to attend and vote may participate in such meeting, by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at that meeting.

52.

The Chairman of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he or she shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

53.

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be Chairman of the meeting.

54.

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

55.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

56.

Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s minute book containing the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

57.	The demand for a poll may be withdrawn before the taking of the poll.

58.

Except as provided in Article 60, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

59.

In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

60.

A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

61.

Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands, every Member present in person or by proxy shall have one vote and on a poll, every Member present in person or by proxy shall have one (1) vote for each share registered in his, her or its name in the Register of Members.

62.

The holders of Preferred Shares and the holders of the Common Shares shall vote together on an as converted basis on all matters submitted to a vote of Members, unless otherwise provided in these Articles, the Memorandum and the applicable Statute.

63.

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

64.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

65.

No Member shall be entitled to vote at any general meeting unless (i) he is registered as a shareholder of the Company on the record date for such meeting or (ii) all calls or other sums presently payable by him in respect of shares in the Company have been paid.

66.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

67.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

68.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

69.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited.

70.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

71.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

72.

Any corporation which is a Member of record of the Company may in accordance with its articles of association or other Charter Document or in the absence of such provision by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

73.

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

74.	Notwithstanding any provisions in these Articles to the contrary:

(a)	a Member may from time to time grant to the Founder an irrevocable proxy and power of attorney (an “Irrevocable Proxy”) in respect of some or all of the shares held by him (the “Relevant Shares”);

(b)	an Irrevocable Proxy shall not require the approval of the Directors as to its form;

(c)

where a Member has granted an Irrevocable Proxy to the Founder, only the Founder (and neither the Member nor any other proxy of such Member) shall be entitled to cast the votes of such Member in respect of the Relevant Shares at any general meeting or class meeting of the Company (whether on a show of hands or on a poll). For the avoidance of doubt, the vote of any such Member or other proxy in respect of the Relevant Shares on a show of hands or a poll in such circumstances shall not be counted;

(d)

where a Member has granted an Irrevocable Proxy to the Founder, only the Founder (and not such Member or any other holder of a proxy or the donee of a power of attorney of such Member) shall be entitled to sign a resolution in writing of the Members or any section of the Members. For the avoidance of doubt, the signature of any such Member or other proxy or donee of a power of attorney in respect of the Relevant Shares on such resolution in such circumstances shall be void;

(e)

the Founder shall notify the Company upon the grant of any Irrevocable Proxy by providing a copy of the Irrevocable Proxy to the Company, and upon the termination of any such Irrevocable Proxy. The Company may deem the copy of Irrevocable Proxy provided by the Founder as true and accurate; and

(f)

in the event of any dispute as to whether the Founder is holding an Irrevocable Proxy, such matter shall be determined solely by reference to whether the Company has received notice pursuant to Article 74(e).

PROTECTIVE PROVISIONS

75.

The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following matters of the Company or any other Group Company, without the affirmative vote of at least two-thirds of the Directors present at a duly convened meeting of the Board or written consent by at least two-thirds of the Directors, in each case, including at least two (2) Investor Directors:

(a)	appointment and removal of the chairman of the Board and the formulation or adjustment of his or her remuneration package;

(b)	declaration or payment of a dividend or other distribution on Shares;

(c)	any increase or decrease in the authorized share capital of the Company, any decrease in the issued or registered capital of any applicable Group Company;

(d)

any repurchase or redemption of any Equity Securities of the Company other than pursuant to contractual rights to repurchase Equity Securities from employees, directors or consultants pursuant to an ESOP upon termination of their employment or services;

(e)	selection of underwriters and stock exchange in the event of an IPO or a Trade Sale;

(f)

any new issuance of any Equity Securities of the Company, or options over rights to acquire or subscriber for any Equity Securities of the Company, excluding (i) any issuance of Common Shares upon conversion of the Preferred Shares and (ii) Common Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to an ESOP approved by the Board pursuant to Article 76 or options over rights to acquire or subscribe for such Common Shares;

(g)	any material asset reorganization of any Group Company;

(h)	a sale, transfer or other disposition of more than one-third of the issued and outstanding share capital or voting power of the Company or any other Group Company;

(i)	any purchase or acquisition by any Group Company of the assets or Equity Securities of any of its related party in one or more transactions;

(j)

any sale, transfer or other disposition of the material business or assets of the Group Companies, taken as a whole, or the control rights thereof, except as provided in any Group Company’s business plan;

(k)	any investment in securities of public companies, futures or financial derivative products; or

(l)	incurrence of any capital expenditure in excess of US$1,500,000 and incurrence of any expense outside the annual budget and in excess of US$1,500,000.

76.

The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following matters of the Company or any other Group Company, without the affirmative vote of at least a majority of the Directors present at a duly convened meeting of the Board or written consent by at least a majority of the Directors, in each case, including at least one (1) Investor Director:

(a)	formulating or change to the mid and long term development plan and business policy of the Group Companies, taken as a whole;

(b)	any change to the principal business of the Group Companies, taken as a whole, or any change to the corporate name of any Group Company;

(c)	establish or invest in any Subsidiary that is not wholly owned by any Group Company;

(d)	any approval or amendment of the Company’s annual budget and annual account;

(e)	any material change to the accounting standards or policies of any Group Company;

(f)	appointment, removal or replacement of the auditor of the Company;

(g)

incurrence of any capital expenditure in excess of US$750,000 (and no more than US$1,500,000) and incurrence of any expense outside the annual budget and in excess of US$750,000 (and no more than US$1,500,000);

(h)	any change in the maximum number of the members of the board of directors, board of supervisors or any committee of the board of directors of any Group Company;

(i)	increase the remuneration package of the five employees of the Group Companies, taken as a whole, with the top 5 remuneration package by no less than 15% within twelve (12) months;

(j)	appointment and removal of the chief executive officer and any senior management at the level above vice general manager and the formulation or adjustment of their respective remuneration package;

(k)	approval or amendment to the ESOP of the Company and grant of share awards to shareholders holding more than 5% of the actual issued and outstanding share capital of the Company;

(l)	extension by any Group Company of any unlimited guarantee for any indebtedness to any third party in excess of US$150,000 in the aggregate during any fiscal year;

(m)	incurrence of any indebtedness outside the annual budget in excess of US$150,000; or

(n)	entry into or commitment to enter into any transactions or agreements with any shareholder, director, officer or other related party of any Group Company.

DIRECTORS

77.

Unless with the consent required pursuant to Article 76, the Company shall have a Board consisting of a maximum of seven (7) directors with the composition as follows: (i) the Founder, through the Founder Holdco or its Permitted Transferee (as defined under the Shareholders Agreement), shall (for so long as Founder Holdco and/or such Permitted Transferee holds any shares in the Company) be entitled to designate, appoint, remove, replace and reappoint four (4) Directors (each, an “Ordinary Director,” and collectively, the “Ordinary Directors”) and (ii) each of SAIF IV Healthcare (BVI) Limited, Wande Weirong Limited and Tian Jin Kun Zhi Enterprise Management Company Limited shall, for so long as it holds any shares, be entitled to designate, appoint, remove, replace and reappoint one (1) Director (each, an “Investor Director” and collectively, the “Investor Directors”). The chairman of the Board shall be an Ordinary Director.

78.	Each Director holds office until his or her successor takes office or until his or her earlier death, resignation or removal.

79.

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine; provided that the remuneration of the chairman of the Board shall be determined by the Board pursuant to Article 75. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

80.

The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

81.

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

82.

A Director or alternate Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or alternate Director or such Director’s or alternate Director’s firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

83.	A shareholding qualification for Directors may be fixed by the Company in a general meeting, but unless and until so fixed no qualification shall be required.

84.

Subject to these Articles, a Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

85.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Subject to the Shareholders Agreement, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

86.

A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 85 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS OR PROXY

87.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Board at which the appointing Director is unable to be present. Every such alternate shall be entitled to receive notices of all Board meetings and to attend and vote at meetings of the Board as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director of the Company and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

88.

Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Board which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

89.

The business of the Company shall be managed in the best interests of the Company by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Statute or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and the provisions of the Statute.

90.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

91.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be, in such manner as the Directors shall from time to time by resolution determine.

92.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board and of any committee of the Directors; and

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

93.

Subject to these Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

94.

Subject to these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

95.	Subject to these Articles:

(a)

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

96.

Subject to these Articles, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or managing Director.

97.

Subject to these Articles, the Directors may entrust to and confer upon a managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

98.

Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequently than once semi-annually, unless otherwise agreed by a vote or written consent of a majority of the Board. Subject to Articles 75 and 76, questions arising at any meeting shall be decided by a majority of the votes of all the Directors and alternate Directors; provided that the vote of an alternate Director will not count if his appointor be present at such meeting.

99.	Meetings of the Board of Directors may be called by any Director on seven (7) days’ notice to each Director in accordance with Articles 127 through 131.

100.

The quorum necessary for the transaction of the business of the Directors shall consist of four (4) Directors; provided that (i) a Director and his appointed alternate Director being considered only one person for this purpose, and (ii) if there shall at any time be only a sole Director the quorum shall be one. For the purposes of these Articles, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. If a quorum shall not be present within thirty (30) minutes from the time appointed for the meeting (or any first or second adjourned meeting), such meeting shall be adjourned for one week at the same time and place (or to such other time or such other place as the Directors then present may determine) and, if at the third adjourned meeting, a quorum is still not present within thirty (30) minutes from the time appointed for the meeting, then the Director(s) present at such adjourned meeting shall constitute quorum and all resolutions passed at such adjourned meeting shall be valid and have full legal effect unless the matters to be considered by the Board for approval are those specified in Articles 75 and 76.

101.

A resolution signed by all members of the Board of Directors entitled to receive notice of a meeting of the Board shall be as valid and effectual for all purposes as a resolution of such Directors duly passed at a meeting of the Board duly convened, held and constituted.

102.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of summoning a general meeting of the Company, but for no other purpose.

103.

If at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

104.

Subject to these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors

105.

A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and the Chairman shall not have a second or casting vote.

106.

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

107.

Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

VACATION OF OFFICE OF DIRECTOR

108.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	if he is found to be or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

109.

A Director can only be removed from the Board of Directors by the Member entitled to appoint such Director as provided in Article 77, unless such Director resigns voluntarily or the term of his office expires, in which case the Member entitled to appoint such Director as provided in Article 77 shall appoint a replacement to fill the vacancy thus created.

110.	Directors may only be appointed to and removed from the Board of Directors in accordance with Article 77.

SEAL

111. (a)

The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or secretary-treasurer or some person appointed by the Directors for the purpose.

(b)

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

112.

The Company may have a president, a secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

113.

Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor. No dividend or other distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

114.

The Directors may, before declaring any dividends or other distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

115.

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or other distributions, if dividends or other distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or other distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

116.

Subject to these Articles, the Directors may declare that any dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular of paid-up shares or debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

117.

Any dividend, other distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the shares held by them as joint holders.

118.	No dividend or other distribution shall bear interest against the Company.

119.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name; provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

120.

Subject to these Articles, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including the share premium account and the capital redemption reserve fund) or any sum standing to the credit of a profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

121.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

122.

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in a general meeting.

123.

The Directors may from time to time cause to be prepared and to be laid before the Company in a general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

124.	Subject to Article 76, the Board of Directors may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board of Directors.

125.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of Auditors.

126.

Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company in a general meeting during their tenure of office.

NOTICES

127.

Notices shall be in writing and may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

128. (a)

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) Business Days after the letter containing the same is sent as aforesaid.

(b)

Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

129.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

130.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)

every person shown as a Member in the Register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

131.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING-UP

132.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

133.

Subject to Article 134, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

134.

Upon liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, all funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by the Statute) shall be distributed to the Members in the following order: holders of Series B++ Preferred Shares, holders of Series B+ Preferred Shares, holders of Series B Preferred Shares, holders of Series A Preferred Shares and holders of Common Shares.

INDEMNITY

135.

The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

FISCAL YEAR

136.	Unless the Directors otherwise prescribe, the fiscal year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

137.	Subject to the Statute and the Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

138.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.